Exhibit 10.87

THIS AGREEMENT is made on the 24th day of February, 2017

BETWEEN:

(1)	BGC SERVICES (HOLDINGS) LLP a limited liability partnership incorporated under the laws of England and Wales (number 0C371069) and whose registered office is at One Churchill Place, London, E14 5RD (the “Client”); and

(2)	Sean Windeatt (the “Consultant”).

IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1.	In this Agreement, subject to any express contrary indication:

1.1.1.	“Affiliate” means any person, company, partnership or other entity controlled by Cantor Fitzgerald L.P. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or other entity whether through the ownership of voting securities, capital stock or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

1.1.2.	“Confidential Information” means information of a confidential or secret nature as well as trade secrets and/or commercially sensitive information in any form whatsoever (including, without limitation in written, oral, visual or electronic form or on any magnetic or optical disc or memory and wherever located) relating to the business or financial affairs, customers, clients, products of the Client or any Affiliate or any other person (whether agents, clients, customers, prospective customers or suppliers) having dealings with the Client or any Affiliate. Confidential Information shall include (without limitation) details and lists of individuals, customers, clients or counterparties, suppliers or other organisations with whom the Client or any Affiliate transacted business during the Engagement (defined in Clause 2 below) (including their requirements, financial standing, the terms of business and any dealings with them); strategic business planning and financial information of the Client or any Affiliate (including results and forecasts of any business or trading desks, financial instrument transaction systems, details of any potential acquisitions or disposals, management systems, new business opportunities, details of employees and officers and their remuneration/benefits and the terms of their employment with the Client or any Affiliate); any information concerning telecommunications systems and/or data processing/analysis, (including inventions, developments or improvements, designs, processes, software (including source codes)) or copyright works discovered or used by the Client (or any Affiliate) or their employees; and any information which the Consultant is told is confidential or which the Consultant is are aware or ought reasonably to be aware has been given to the Client or any Affiliate in confidence by other persons. Any analyses, studies or other documents prepared by the Consultant during the Engagement in connection with the Services shall be deemed to be Confidential Information.

1.1.3.	“Customer” means any customer, client or counterparty, or prospective customer, client or counterparty of the Client or any Affiliate (whether a company, partnership, individual or other entity), with which or with whom the Consultant and/or any other person performing the Services on the Consultant’s behalf) has had material and/or regular dealings in the course of the Engagement or, where the provision would apply after the Engagement ends, at any time during the twenty-four (24) months immediately preceding its termination.

1.1.4.	“Intellectual Property Rights” means any patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, publicity rights, trade names, business names and domain names, rights in get-up, rights in goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, semiconductor chip rights, rights to use and protect the confidentiality of confidential information (including know-how and trade secrets) and any and all other intellectual property rights and protections, in each case whether registered or unregistered and including all applications (and rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world in this or any other jurisdiction.

1.1.5.	“Inventions” means any invention, idea, discovery, development, improvement or innovation made by the Consultant and/or any other person performing the Services on the Consultant’s behalf in connection with the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.

1.1.6.	“Manager” means the Chairman and/or Chief Executive Officer of BGC Partners Inc. or such other person as the Client may require the Consultant to report to from time to time verbally or in writing.

1.1.7.	“Partnership” means BGC Services (Holdings) LLP.

1.1.8.	“Restricted Business” shall mean the business (or any part of the business) which:

(i)	is carried on by the Client or any Affiliate at the date of termination of the Engagement; or

(ii)	was carried on by the Client or any Affiliate at any time during the Engagement or, where the relevant provision would apply after the Engagement ends, any time during the twenty-four (24) months immediately preceding its termination; or

(iii)	is to the Consultant’s knowledge to be carried out by the Client or any Affiliate at any time during the twenty-four (24) months immediately following the date of termination of the Engagement; and

which the Consultant (and/or any other person performing the Services on the Consultant’s behalf) was materially concerned with or worked for or had substantial Confidential Information regarding, in any case at any time during the Engagement or, where the relevant provision would apply after the Engagement ends, at any time during the period of twenty-four (24) months immediately preceding its termination.

1.1.9.	“Restricted Person” shall mean any person who is (or was) employed or engaged by or who provides (or has provided) services to the Client or any Affiliate and who the Consultant (and/or any other person performing the Services on the Consultant’s behalf) has managed or with whom they have had material and/or regular dealings in the course of the Engagement or, where the provision would apply after the Engagement ends, at any time during the twenty-four (24) months immediately preceding its termination and who (i) is in any senior, managerial, sales, broking, trading, other revenue generating, analyst, client management, marketing, business development, technical or IT role (provided that this restriction shall not apply to purely clerical or administrative staff; or (ii) has or has otherwise had responsibility for or influence over customers, clients or counterparties; or (iii) is or was in possession of Confidential Information and/or could materially damage the interests of the Client or any Affiliate.

1.1.10.	“Services” means such projects or assignments as agreed, whether verbally or in writing, with the Manager from time to time as well as assistance with any other related matters at the request of the Manager.

1.1.11.	“Supplier” means any company, partnership, individual or other entity which at any time during the course of the Engagement or, where the provision would apply after the Engagement ends, any time during the twenty-four (24) months immediately preceding its termination, was a supplier or prospective supplier of the Client (or any Affiliate) and with whom the Consultant (and/or any other person performing the Services on the Consultant’s behalf) had material and/or regular dealings.

1.1.12.	“Works” means any ideas, inventions, discoveries, developments, concepts, plans, creations, improvements, innovations or work product prepared or produced during the course of the Engagement, including, without limitation, any discussions, writings, drawings, records, reports, documents, papers, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, source code, object code, and documentation of any kind, and all other materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant and/or any other person performing the Services on the Consultant’s behalf in connection with the provision of the Services.

1.2.	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3.	References to the singular include references to the plural and vice versa.

1.4.	References to one gender include references to the other genders.

1.5.	Any reference to “parties” shall be construed as a reference to the parties to this Agreement and shall include their successors and permitted assigns; and any reference to a “party” shall be construed as a reference to whichever of the parties is appropriate in the context in which such expression may be used.

1.6.	Any reference to a “clause” shall be construed as a reference to, respectively, a clause of this Agreement, unless the context requires otherwise.

1.7.	Any reference to “Client” shall be deemed to include a reference to any Affiliate, where appropriate.

1.8.	Any reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

2. Term of Engagement

2.1.	The Consultant shall provide the Services on the terms of this Agreement (the “Engagement”).

2.2.	The Engagement shall start on the termination of the Individual’s Membership of the Partnership (the “Start Date”). Subject to the other provisions of this Agreement, it will continue until the earlier of the Client’s termination of this Engagement or a fixed period of two (2) years immediately following the termination of the Individual’s Membership of the Partnership, after which it will terminate automatically without the need for further notice. The Client may terminate this Engagement at any time in its sole discretion upon written notice to the Consultant, including but not limited to any time prior to or subsequent to the Start Date.

3. Services

3.1.	During the Engagement, the Consultant shall devote such time as requested by the Client in carrying out the Services.

3.2.	The Consultant shall use his best endeavours to ensure that he is available at all times on reasonable notice to provide such assistance or information as the Client may require.

3.3.	The Consultant will give the Client as much notice as is practicable if he is unable to provide the Services due to illness or injury, or for any other reason.

3.4.	The Services are to be performed at the Client’s offices in London or other offices in the European, American or Asia-Pacific regions or any combination thereof unless otherwise agreed in advance between the Client and the Consultant. On days when the Consultant does not attend the Client’s premises, the Consultant agrees to be contactable by phone and to take such steps as are necessary for performance of the Services.

3.5.	The Consultant agrees that, unless otherwise directed, the Consultant will report regularly to the Manager in such manner as the Manager may agree with the Consultant from time to time. The Consultant shall comply with all reasonable directions provided by, and operate within the extent of the authority expressly given by the Manager. The Consultant will work and co-operate with any personnel of the Client and with any other consultants the Client appoints.

3.6.	The Consultant undertakes that during the Engagement the Consultant shall:

3.6.1.	provide the Services in a professional manner using all due care, skill, attention and ability;

3.6.2.	use best endeavours to promote the interests of the Client;

3.6.3.	comply with all applicable laws, regulations and codes;

3.6.4.	comply with the Client’s compliance, legal and financial crime policies as well as the compliance manuals, and all other regulations, codes and principles made by the FCA or any similar self-regulating organisation in the UK and other relevant jurisdictions;

3.6.5.	comply with the Client’s anti-bribery policies and will not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK or similar provisions contained in anti-bribery legislation in the other relevant jurisdictions;

3.6.6.	remain alert to conduct risk issues, specifically the risk of harm to client interests, market integrity and/or competition in financial markets due to inappropriate practices or behaviours;

3.6.7.	comply with all relevant policies in the Client’s handbooks, including those related to Equal Opportunities, Anti-Harassment and Anti-Bullying, Whistleblowing, Social Media and IT Security policies;

3.6.8.	comply with all reasonable standards of safety and comply with the relevant site health and safety practices from time to time in force at the Client’s premises where the Services are provided and shall report to the Client any unsafe working conditions; and

3.6.9.	not infringe the rights of any third party or breach any obligations owed to any third party in providing the Services.

3.7.	Unless specifically authorised to do so by the Client in writing, the Consultant shall not:

3.7.1.	have any authority to incur any expenditure in the name of or for the account of the Client or any Affiliate;

3.7.2.	sign any document, enter into any agreement or make any promise or undertaking on behalf of the Client or any Affiliate;

3.7.3.	do anything outside the ordinary course of the business of the Client; or

3.7.4.	hold himself out as having authority to bind the Client or any Affiliate.

3.8.	Nothing in this Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Engagement provided that:

3.8.1.	such activity does not cause any conflict of interest with the Client, any Affiliate or any other breach of any of the Consultant’s obligations under this Agreement;

3.8.2.	the Consultant shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with the business of the Client or an Affiliate without the prior written consent of the Client;

3.8.3.	the Consultant shall give priority to the provision of the Services to the Client over any other business activities undertaken by the Consultant during the course of the Engagement; and

3.8.4.	the Consultant shall not engage in any activity related to the Customers of the Client (other than in accordance with the provision of the Services under the terms of this Agreement) or any business opportunities not offered to the Client.

3.9.	The Consultant may use a third party to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that:

3.9.1.	the Client will not be liable to bear the cost of such functions; and

3.9.2.	at the Client’s request the third party shall be required to enter into direct undertakings with the Client, including with regard to confidentiality.

4. Fee

4.1.	The Client will pay the Consultant a fee of GBP 8,333.33 including VAT per month (less any deduction required by law) in respect of the Engagement (the “Fee”) monthly in arrears, provided such Fee shall be pro-rated for any partial months of the Engagement.

4.2.	The Consultant shall bear his own expenses in the course of the Engagement, unless expressly agreed otherwise by the Client in writing.

4.3.	The Fee paid by the Client is full and complete compensation for all obligations undertaken by the Consultant under this Agreement including, without limitation, consideration for all rights to inventions, improvements or Intellectual Property Rights assigned under this Agreement.

4.4.	The Client shall have the right to deduct from the Fee (or any other sums owed to the Consultant) any amount which the Consultant may owe to the Client or an Affiliate at anytime.

4.5.	Payment in full or in part of the Fee shall be without prejudice to any claims or rights of the Client or any Affiliate against the Consultant in respect of the provision of the Services.

5. Independent Status

5.1.	The relationship of the Consultant to the Client shall be and remain that of independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute the Consultant being an employee or worker or partner or agent of the Client or any Affiliate for any purpose whatsoever and the Consultant shall not hold himself out as such.

5.2.	The Consultant will not be an employee and therefore will not be entitled to receive from the Client any sick pay, holiday pay or any other employee benefits.

5.3.	The Consultant shall be solely responsible for all income tax, National Insurance and social security liabilities and similar contributions in respect of the Fee paid hereunder and the Consultant will account for any VAT on the Fee to the appropriate authorities.

6. Indemnity, Insurance and Liability

6.1.	This Agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall have personal liability for, be fully responsible for and agrees to indemnify and keep indemnified the Client and any Affiliate in respect of and against all claims, liabilities, damages, losses, costs (including reasonable legal costs), fines, penalties or expenses of any kind arising out of or in connection with the provision of the Services, including (but not limited to);

6.1.1.	any material breach by the Consultant of the terms of this Agreement;

6.1.2.	any wilful default or negligent or reckless conduct or omission or default in the provision of the Services;

6.1.3.	any income tax, national insurance and social security contribution, or other tax charges, and any penalties, liabilities, deductions, contributions, assessments, fines or interest in relation to any tax (including any employee or employer related tax) arising in connection with the performance of the Services (where recovery is not prohibited by law);

6.1.4.	any employment related claim or any claims based on employee, partner, agent or worker status or otherwise brought by the Consultant or any person performing the Services; and

6.1.5.	all claims and proceedings arising from a third party claim that the use of the Works or Inventions or their possession by the Client and/ or Affiliate infringes the intellectual property right or other proprietary right of that third party or any other claim relating to the Works or Inventions supplied by the Consultant to the Client during the course of providing the Services.

6.2.	The Client may at its option satisfy such indemnities (in whole or in part) by way of deduction from any payments due to the Consultant.

6.3.	The Consultant warrants and represents that the Consultant maintains and shall maintain in force throughout the Engagement, full and comprehensive insurance policies as are required for the lawful performance of the Services by the Consultant. The insurance will not affect the Consultant’s liability under clause 6.1 or otherwise.

6.4.	The Consultant shall notify the insurers of the Client’s interest and shall cause the interest to be noted on the insurance policies.

6.5.	The Consultant shall ensure that he is adequately insured in respect of business travel both in the United Kingdom and abroad regardless of whether the Client arranges travel details such as flight and hotel bookings for the Consultant. The Consultant will supply to the Client, if it so requests, a copy of any such insurance policies and evidence that premiums have been paid. If the Consultant is required to travel abroad in the course of the Engagement, the Consultant shall also be responsible for all necessary inoculations and immigration requirements.

6.6.	The Consultant shall comply with all terms and conditions of the insurance policies at all times, and the Consultant shall notify the Client without delay if the cover under the insurance policies shall lapse or not be renewed or be changed in any material way.

7. Confidential Information

7.1.	The Consultant acknowledges that in the course of the Engagement he will have access to Confidential Information. The Consultant has therefore agreed to accept the restrictions in this clause 7.

7.2.	The Consultant hereby covenants and agrees that the Consultant shall not at any time during the Engagement nor after its termination directly or indirectly use, or copy or divulge Confidential Information to the detriment or prejudice of the Client, any Affiliate, or any Customer, other clients or any Supplier.

7.3.	The Consultant will keep a record of the Confidential Information furnished to or prepared by the Consultant and of the location of such Confidential Information.

7.4.	The Consultant shall not be restrained from disclosing any Confidential Information which the Consultant is authorised to disclose in the proper performance of the Services or which is or comes into the public domain (other than as a result of unauthorised disclosure by the Consultant) or is ordered to be disclosed by a court of competent jurisdiction, a regulatory authority or otherwise required to be disclosed by law.

7.5.

If the Consultant is required by law to disclose any Confidential Information, it will promptly notify the Client, in order to permit the Client to seek a protective order or take other appropriate action. The Consultant will cooperate in the Client’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information. If, in the absence of a protective order, the Consultant is, in the written opinion of its legal adviser addressed to the Client, compelled as a matter of law to disclose the Confidential Information, the Consultant may disclose to the party compelling disclosure only that part of the Confidential Information required by law to be disclosed.

7.6.	The Consultant shall use best endeavours to safeguard Confidential Information from unauthorised disclosure. The Consultant will promptly notify the Client in writing if any information comes to its attention, which information may indicate there was or is likely to be a loss of confidentiality of any portion of the Confidential Information. The Consultant shall use its best endeavours to retrieve the lost or wrongfully disclosed Confidential Information and to prevent further unauthorised disclosure or loss of any Confidential Information.

7.7.	To the extent the consultancy between the Client and the Consultant commenced prior to the execution of this Agreement, the provisions of this clause shall apply retroactively from the start of such consultancy.

7.8.	At any time during the Engagement, the Consultant will promptly return to the Client, on the Client’s request, all and any Confidential Information in its possession.

8. Intellectual Property

8.1.	The Consultant acknowledges and agrees that the Works and Inventions are done under the Client’s direction and control and have been specifically ordered and commissioned by the Client. The Consultant further acknowledges and agrees that the Client shall be the sole owner of the Works and Inventions, and all underlying rights therein, worldwide and in perpetuity. For the avoidance of doubt, the Works do not include any industry standard calculations and theoretical mathematical models that are in the public domain through no breach of this Agreement.

8.2.	The Consultant hereby irrevocably grants, transfers and assigns to the Client, to the fullest extent permissible by law, any and all existing and future right, title and interest in and to the Works and the Inventions and all materials contained therein or prepared therefore, and any improvements thereon, including all Intellectual Property Rights. In so far as they do not vest automatically by operation of law or under this Agreement, the Consultant holds legal title in these rights, titles and interests on trust for the Client.

8.3.	The Consultant undertakes:

8.3.1.	to notify to the Client in writing full details of all Inventions promptly on their creation;

8.3.2.	to keep confidential the details of all Inventions;

8.3.3.	whenever requested to do so by the Client and in any event on the termination of the Engagement, promptly to deliver to the Client all correspondence, documents, papers and records on all media (and all copies or abstracts of them) providing full details of the Works and recording or relating to any part of the Works and the process of their creation which are in the possession, custody or power of the Consultant;

8.3.4.	not to register or attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Client;

8.3.5.	to cooperate fully with the Client and do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and Inventions has passed or will pass to the Client.

8.4.	The Consultant warrants to the Client:

8.4.1.	never to transfer or assign the Works, the Inventions or any Intellectual Property Rights in the Works or the Inventions, to any third party,

8.4.2.	not to contest the Client’s exclusive, complete and unrestricted ownership in and to the Works and the Inventions (including all Intellectual Property Rights therein), or claim adverse rights therein;

8.4.3.	that he has not and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works or the Inventions;

8.4.4.	that he is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works; and

8.4.5.	that the use of the Works or the Intellectual Property Rights in the Works by the Client will not infringe the rights of any third party.

8.5.	The Consultant hereby irrevocably and unconditionally waives in favour of the Client any moral rights to which he is now or may at any future time be entitled under the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of the Works or Inventions or other materials infringes the Consultant’s moral rights.

8.6.	The Consultant undertakes to execute all documents, make all applications, give all assistance and do all acts and things, at any time during or after the Engagement, as may, in the opinion of the Client, be necessary or desirable to vest the Intellectual Property Rights in, and register or obtain patents or registered designs in, the name of the Client and to defend the Client against claims that works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual property Rights in the Works and the Inventions.

8.7.	The Consultant hereby irrevocably appoints the Client (which may delegate its powers to any director of the Client) to be his attorney in his name and on his behalf to execute all deeds and documents, use the Consultant’s name and do all things as may be required or desirable at any time (whether during or after the Engagement) to give full effect to the provisions of this clause for the benefit of the Client or its nominee and the Consultant agrees immediately on request of the Client to ratify all such deeds and documents executed in pursuance of this power. A certificate in writing, signed by any director or the secretary of the Client, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

8.8.	Upon the termination of the Engagement, the Consultant shall immediately deliver to the Client in understandable and organised form, all Works, Inventions and works-in-progress, and shall, at no extra charge, be available to, and cooperate with, the Client’s designees in connection with the transition of any Works or Inventions.

8.9.	To the extent the consultancy between the Client and the Consultant commenced prior to the execution of this Agreement, the provisions of this Clause 8 shall apply retroactively from the start of such consultancy.

8.10.	The Consultant acknowledges that, except as provided by law, no further fees or compensation other than those provided for in this Agreement are due or may become due to the Consultant in respect of the performance of his obligations under this Clause 8.

9. Data Protection

9.1.	The Consultant consents to the Client and any Affiliate holding and processing data relating to him for legal, personnel, administrative and management purposes and in particular to the processing of any “sensitive personal data” (as defined in the Data Protection Act 1998) relating to the Consultant including, as appropriate:

9.1.1.	information about the Consultant’s physical or mental health or condition in order to monitor sickness absence;

9.1.2.	the Consultant’s racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; and

9.1.3.	information relating to any criminal proceedings in which the Consultant may have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

9.2.	The Consultant consents to the Client making such information available to any Affiliate and any party (whether inside or outside of the European Economic Area) who provides products or services to the Client and any Affiliate, such as advisers, regulatory authorities, taxation authorities, governmental or quasigovernmental organisations and potential purchasers of the Client or any part of its business.

9.3.	The Consultant consents to the transfer of such information to the Client’s and Affiliates’ offices or business contacts outside the European Economic Area in order to further its or their business interests

9.4.	The Consultant shall comply with the Client’s and any Affiliate’s data protection policies and relevant obligations under the Data Protection Act 1998 and associated codes of practice when processing personal data in the provision of the Services.

9.5.	To ensure regulatory compliance the Client records and monitors telephone lines on which business may be conducted, whether fixed lines or Client issued mobile telephone or Blackberry lines. For the same reason, and for the protection of its workers, clients/customers and business, the Client reserves the right to use surveillance equipment and to monitor, intercept, review and access telephone log, security pass entry and exit data, internet usage, voicemail, e-mail and other communication facilities provided by the Client. The Client will use this right of access reasonably but communications and activities on the Client’s equipment or premises cannot be presumed to be private.

10. Protection of the Client’s Interests

10.1.	The Consultant acknowledges that in the course of providing the Services the Consultant is likely to obtain the Client’s and Affiliates’ Confidential Information and personal knowledge of and influence over the Client’s or Affiliates’ clients, customers, suppliers and staff. Accordingly the Consultant agrees to accept the restrictions in this clause.

10.2.	The Consultant will not at any time during the Engagement and for a period of twenty-four (24) months after its termination offer to employ or engage or otherwise solicit or endeavour to entice away from the Client or any Affiliate, or interfere with the Client or any Affiliate’s relationship with, any Restricted Person.

10.3.	The Consultant will not at any time during the Engagement and for a period of twenty-four (24) months after its termination:

10.3.1.	in competition with the Restricted Business, deal, carry on business with, transact business with, or seek to procure orders from, any Customer;

10.3.2.	in competition with the Restricted Business solicit or endeavour to entice away from the Client or any Affiliate, or interfere with the Client or an Affiliate’s relationship with any Customer or Supplier;

10.3.3.	render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the Restricted Business (save that it may acquire or own, by way of investment only, less than 1% of the outstanding securities of any class of any corporation that is listed on a recognised stock exchange or traded in the over-the-counter market).

10.4.	The Consultant acknowledges that:

10.4.1.	the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Client and any Affiliates and that, having regard to those interests, these restrictions do not work unreasonably on the Consultant;

10.4.2.	the restrictions shall apply in relation to all Customers, other clients and Suppliers in respect of whom they are expressed to apply notwithstanding that such Customers, other clients and Suppliers may have been introduced to the Client or any Affiliate by the Consultant (or any person under its control) before or during the Engagement; and

10.4.3.	any and all of the Consultant’s relationships from time to time with Customers, other clients and Suppliers are the property of the Client and/or its Affiliate and the Consultant has no interest, right or entitlement to maintain particular relationships or accounts with any such person.

10.5.	The obligations imposed on the Consultant by this Clause 10 extend to the Consultant not only on his own account but also if he acts on behalf of or in conjunction with any other firm, company, partnership, business entity or other person and shall apply whether the Consultant or such party act directly or indirectly.

10.6.	The restrictions entered into by the Consultant in this Clause 10 are given to the Client for itself and as trustee for each and any Affiliate. In accordance with the Contracts (Rights and Third Parties) Act 1999, any Affiliate may rely upon and enforce the terms of this Clause 10 against the Consultant.

11. Termination

11.1.	As further set forth in Clause 2.2., the Client may terminate this Engagement at any time in its sole discretion upon written notice to the Consultant, including but not limited to any time prior to or subsequent to the Start Date.

11.2.	The Consultant agrees that, on the termination of the Engagement (irrespective of the time, manner or cause of the termination) it will:

11.2.1.	immediately deliver up to the Client any Works, Inventions or Confidential Information in its possession, custody or control;

11.2.2.	return to the Client any property belonging to the Client or any of its Affiliates or their Customers, other clients or Suppliers in its possession, custody or control including, without limitation, all documents, books, materials, records, correspondence, security passes, car, computer, credit cards, telephone, keys, documents (whether confidential or not);

11.2.3.	advise the Client of the existence of any Works, Inventions, Confidential Information or any other information relating to the business of the Client or any Affiliate stored on any magnetic or electronic media or memory under its control outside the premises of the Client or an Affiliate, and take all reasonable steps to permanently delete such material at the request of the Client or an Affiliate; and

11.2.4.	provide a signed statement that it has complied fully with its obligations under this clause.

11.3.	The rights of the Client under this clause are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this Agreement on the part of the Consultant as having brought the Agreement to an end. Any delay by the Client in exercising its rights to terminate shall not constitute a waiver of these rights.

12. Notices

12.1.	Any notices given under this Agreement must be given in writing, and delivered by hand or by pre-paid first class post or other next working day delivery service, to the addresses of the parties set out below, unless otherwise notified in writing:

To the Client:	BGC Services (Holdings) LLP
1 Churchill Place, London, E14 5RD
For the attention of: General Counsel

To the Consultant:	Sean Windeatt

12.2.	Any notice delivered by hand shall be deemed to have been received on signature of a delivery receipt. Any notice sent by pre-paid first class post or other next working day delivery service shall be deemed to have been received on the second working day after posting or at the time recorded by the delivery service.

12.3.	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

13. Contracts (Rights of Third Parties) Act 1999

13.1.	The Client’s obligations under this Agreement may be enforced by the Client or any Affiliate and any of the directors, employees, officers or agents (whether past or present) of the Client or any Affiliate. Otherwise, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14. General

14.1.	This Agreement constitutes the entire agreement between the parties and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. The Consultant acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Consultant agrees and acknowledge that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

14.2.	This Agreement constitutes a contract between the Client and the Consultant save that it shall not be binding and enforceable unless or until executed by a duly authorised representative of the Client.

14.3.	This Agreement may only be modified by the written agreement of both the Consultant and a duly authorised signatory of the Client.

14.4.	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same agreement. Any party may enter into this Agreement by signing any such counterpart.

14.5.	No party’s rights or powers under this Agreement will be affected if one party delays in enforcing any provision of this Agreement or one party grants time to the other party to remedy any breach of this Agreement by that party.

14.6.	If a party agrees to waive its rights under a provision of this Agreement, that waiver will only be effective if it is in writing and signed by or on behalf of the Consultant or, in respect of the Client, a duly authorised signatory. A party’s agreement to waive any breach of any term or condition of this Agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition unless expressly stated.

14.7.	Clauses 4.4, 5.3, 6.1, 7 to 10, and 12 to 14 shall survive any termination of this Agreement and shall continue to bind the parties with full force and effect.

14.8.	In the event that any of the terms, conditions or provisions contained in this Agreement shall be determined invalid unlawful or unenforceable to any extent such term condition or provision shall be severed from the remaining terms conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

14.9.	The Client may assign this Agreement to a creditworthy Affiliate in whole or in part, and if the Client shall choose to do so, the Consultant shall have no claim against the Client in connection with such assignment.

14.10.	This Agreement and any dispute or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English courts as regards any claim or matter arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this Agreement has been entered into as at the date stated at the beginning:

/s/ James Lightbourne	February 24, 2017
DATE
Signed for and on behalf of BGC Services (Holdings) LLP DIRECTOR

/s/ Sean Windeatt	February 24, 2017
EXECUTED AND DELIVERED as a Deed by THE CONSULTANT in the Presence of:	DATE

Faye Eden
Witness Name

/s/ Faye Eden
Witness Signature

1 Churchill Place Canary Wharf London E14 5RD
Witness Address

[Consultancy Agreement between

BGC Services (Holdings) LLP and Sean Windeatt dated 24th day of February, 2017]